Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS RECORD THIRD QUARTER 2010 RESULTS:

•	Income from continuing operations was $18.8 million, a 59.6 percent increase from third quarter 2009 of $11.8 million

•	Income from continuing operations on a per diluted share basis was $0.48 compared to $0.30 in the third quarter of 2009

•	Third quarter net income of $18.8 million ($0.48 per diluted share) versus $9.1 million ($0.23 per diluted share) a year ago, representing a 105.6 percent improvement

•	Third quarter revenues grew by $37.7 million, or 18.7 percent, from third quarter 2009

•	Consolidated contract backlog remains strong at $454.6 million

•	Full-year range of expectation between $1.50 - $1.55 per diluted share, on anticipated strong fourth quarter results in all business segments

St. Louis, MO – October 25, 2010 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported third quarter income from continuing operations of $18.8 million ($0.48 per diluted share), representing a 59.6 percent increase from the third quarter of 2009, when income from continuing operations was $11.8 million ($0.30 per diluted share).

For the first nine months of 2010, income from continuing operations was $43.1 million, or $1.10 per diluted share, compared to $18.4 million, or $0.50 per diluted share, in the first nine months of 2009.  Excluding $6.6 million ($4.5 million, net of tax) of acquisition-related expenses associated with the acquisitions of The Bayou Companies and Corrpro Companies, income from continuing operations for the first nine months of 2009 would have been approximately $22.9 million, or $0.62 per diluted share (non-GAAP).

Joe Burgess, President and Chief Executive Officer, commented, “This quarter’s results represent the strongest in our Company’s history.  Our bottom-line grew by almost 60 percent from the same period last year, and our operating margin exceeded 11 percent for the quarter, the best in many years.  We saw operating income growth across all of our segments, with the exception of Water Rehabilitation, which experienced a modest decline.  Our Energy and Mining segment led the way with spectacular performance in each of its business lines – linings, coatings and cathodic protection.  While we experienced a slight decline in backlog this quarter, we are continuing to see robust market conditions on a global basis in each of our market segments.  With these strong results and our expectations for a solid fourth quarter, we are confident we will achieve our full year guidance of $1.50 to $1.55 in earnings per share.”

“While operating income improved in North American Sewer Rehabilitation by more than 16 percent this quarter, the overall performance in this segment was disappointing.  We continued to experience project execution issues that have negatively impacted the business’ gross margin in recent quarters.  Since 2009, we have been taking measures to improve our execution quality by upgrading project management talent and making process improvements, but we have more progress to make.  The market conditions continue to be strong and this quarter’s margin performance is not indicative of trends in the marketplace. We have increased crew capacity by more than 8 percent from last year at this time, leading to a 15 percent growth in revenue on a last 12 month basis.  Our bid table for the upcoming quarter is strong, and we expect to see backlog increases as we head into 2011 and a return to 2009 gross margin levels.”

“Our European Sewer Rehabilitation segment performed well, despite weaker market conditions that have continued to persist in many European countries.  Despite a 31 percent decline in revenue, we delivered a 24 percent improvement to operating income, on better project performance and lower operating expenses.  Our recent restructuring efforts are beginning to pay dividends, and we expect this segment of our business to continue to deliver improved results.  Notwithstanding weak economic conditions, we are seeing improved bidding opportunities in our key markets, including the United Kingdom, the Netherlands and Germany.”

“Performance in our Asia-Pacific Sewer Rehabilitation operation improved during the third quarter, on the strength of our Australian and Singaporean businesses, which have ramped up operating capabilities in 2010.  Our Indian operation continued to see project release delays, due to excessive weather conditions and the Commonwealth Games, which recently concluded.  We believe that the Indian market will begin releasing projects in the coming months.  Each of our operations in Australia, Hong Kong and Singapore have strong backlog and will continue to increase production in the coming quarters.  We are also seeing significant prospects for additional work in these markets, along with other growing areas, such as Malaysia, the Philippines, and China.”

“We continued to make strides in our overall development of the InsituMain™ product line for our Water Rehabilitation segment during the third quarter.  While our third quarter order intake was low, our visibility to new projects continues to be strong. We remain confident that 2011 will yield positive operating results for this segment.”

“Our Energy and Mining segment had its best quarterly operating performance in history, with the Bayou and Corrpro acquisitions delivering more than 20 percent accretion to earnings per share in the third quarter.  Each of the Bayou coating facilities had strong production during the quarter due to large projects, and experienced much improved margins.  Bayou’s ancillary welding and specialty coatings businesses also delivered stronger profitability and continued to experience favorable market conditions.  Once again, Corrpro and United Pipeline Systems contributed strongly to the bottom-line with year over year improved margins throughout each of their geographic operations.  Each of these businesses is on pace for record revenue and operating income for the full year.  Contract backlog in our Energy and Mining segment was fairly flat with last quarter, while revenue has grown significantly.  Market conditions continue to be strong on a global basis for this business unit.”

Consolidated revenues in the third quarter of 2010 were $239.6 million, an 18.7 percent increase over the third quarter of 2009.  The increase was driven primarily by our Energy and Mining segment, which increased $33.1 million, or 47.5 percent, from the third quarter of 2009. Within our Energy and Mining segment, we experienced revenue increases across all our businesses, particularly within our coating services operations. Revenues in our North American Sewer Rehabilitation segment increased by $12.5 million, or 13.2 percent, compared to the third quarter of 2009, as a result of higher crew capacity deployed in response to recent backlog growth.  Third-party product sales in our North American Sewer Rehabilitation segment were at an all-time quarterly high of $4.9 million, compared to $2.9 million in the third quarter of 2009.  Revenues in our Asia-Pacific Sewer Rehabilitation segment decreased by $0.8 million, or 8.4 percent, primarily as a result of lower revenues in India and Hong Kong due to project release delays.  Our European Sewer Rehabilitation segment experienced a $7.2 million, or 31.2 percent, decrease in revenue, primarily reflective of lower revenues in France due to weaker backlog and the Netherlands due to timing delays of project releases.  Our Water Rehabilitation revenues increased by $0.2 million, or 3.6 percent, for the third quarter of 2010 compared to the prior year quarter.

Consolidated gross profit for the third quarter of 2010 totaled $61.4 million, an increase of $8.3 million, or 15.6 percent, from the same period in 2009.  Gross profit as a percent of revenue was 25.6 percent, compared to 26.3 percent in the third quarter of 2009, representing a small decrease, due primarily to lower margins in our North American Sewer Rehabilitation segment.  The overall increase in gross profit within our Energy and Mining segment was primarily due to strong performance across all business lines within the segment. Our Energy and Mining segment’s gross profit increased by $9.6 million, or 48.1 percent, in the third quarter of 2010 compared to the prior year quarter.  Gross profit in North American Sewer Rehabilitation decreased by $0.1 million, or 0.3 percent, while gross profit margins were lower principally due to project execution issues.  Our European Sewer Rehabilitation segment experienced a decrease in gross profit quarter over quarter, due to the decline in revenues and lower performance in France and the Netherlands, while gross profit margins improved to 30.3 percent, compared to 26.8 percent in the third quarter of 2009. Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially as a result of increases in our Australian and Singaporean businesses.  Gross profit in our Water Rehabilitation segment decreased by $0.2 million in the third quarter of 2010 compared to the third quarter of 2009, due primarily to weak project execution in the United States and Asia.

Consolidated operating expenses for the third quarter of 2010 decreased $0.9 million, or 2.3 percent, from $37.0 million in the same period of 2009.  The decrease was primarily due to continued cost savings in our North American Sewer Rehabilitation and European Sewer Rehabilitation segments.  Our Asia-Pacific Sewer Rehabilitation segment recorded an increase in operating expenses due to additional project management and operational support in connection with growth in the business.  The increase in operating expense in our Energy and Mining segment was due to the inclusion of operating expenses from Bayou Perma-Pipe Canada, our Canadian pipe coating joint venture (“Bayou-Canada”), and Bayou Delta Double Jointing, our specialty welding joint venture (“DDJ”), which were not included in the third quarter of 2009.  Operating expenses as a percentage of revenue decreased to 15.1 percent for the third quarter of 2010 from 18.3 percent in the prior year quarter.

Consolidated operating income in the third quarter of 2010 increased $9.3 million, or 52.3 percent, from $17.7 million in the same period of 2009.

Third quarter net income was $18.8 million, or $0.48 per diluted share.  This compares to $9.1 million, or $0.23 per diluted share, for the third quarter of 2009, a 105.6 percent increase.

For the first nine months of 2010, consolidated revenues increased $155.9 million, or 30.4 percent, to $669.0 million compared to the prior year period.  Gross profit increased $37.6 million, or 28.5 percent, to $169.3 million compared to the same period of 2009.  The primary factors driving improved performance in the third quarter were also responsible for increased profitability during the nine months ended September 30, 2010, in addition to the inclusion of three full quarters of activity from Bayou and Corrpro.  Operating expenses increased $15.0 million, or 15.9 percent, to $108.8 million compared to the same period of 2009.  In 2009, operating expenses included $6.6 million of acquisition-related expenses from the acquisitions of Bayou and Corrpro, but did not include expenses for the periods prior to their respective acquisition dates.  Operating expenses grew in our Asia-Pacific Sewer Rehabilitation and Energy and Mining segments due to significant business growth. The increase in operating expenses in our Energy and Mining segment was attributable to the inclusion of operating expenses for Bayou and Corrpro for the entire nine-month period in 2010 and the inclusion of operating expenses for Bayou-Canada and DDJ, which were not included in the results of the nine-month period ended September 30, 2009.

For the first nine months of 2010, net income was $43.0 million, or $1.09 per diluted share, compared to $14.5 million, or $0.40 per diluted share, in the first nine months of 2009.

Total contract backlog was $454.6 million at September 30, 2010, representing a $13.1 million, or 2.8 percent, decrease from September 30, 2009.

Contract backlog in our North American Sewer Rehabilitation segment was $185.1 million at September 30, 2010, representing a $1.3 million, or 0.7 percent, increase from September 30, 2009. The increase from September 30, 2009 was principally a result of growth in the market over the last year, partially due to federal stimulus funding.  The market opportunities in the upcoming quarters remain strong, despite lack of stimulus funding.

Contract backlog in our European Sewer Rehabilitation segment was $26.0 million at September 30, 2010 compared to $40.7 million at September 30, 2009.  The decrease in backlog from September 30, 2009 was principally due to market weakness in France and the United Kingdom, coupled with our exit from the Polish, Romanian and Belgium contracting markets.  We are beginning to see an increase in bidding opportunities in the United Kingdom, and our strongest market, the Netherlands, remains robust.

Contract backlog in our Asia-Pacific Sewer Rehabilitation segment was $81.3 million at September 30, 2010, representing a $3.2 million, or 3.7 percent, decrease from September 30, 2009. The decrease was due to a backlog decline in India, partially offset by backlog increases in Hong Kong and Australia and the inclusion of Singapore backlog following our acquisition of the Singaporean company in January 2010.  Bidding in India has commenced once again, but no significant orders were signed during the third quarter of 2010.  Market conditions continue to be strong in Australia, Hong Kong and Singapore, and we are pursuing strategic opportunities in several markets, including Malaysia, the Philippines and China.

Water Rehabilitation contract backlog was $5.9 million at September 30, 2010, compared to $7.5 million at September 30, 2009. We have completed a number of small- and medium-diameter projects and continue to validate our large diameter capability for this market.

Energy and Mining contract backlog at September 30, 2010 was $156.3 million, representing a $5.1 million, or 3.4 percent, increase from September 30, 2009. The increase from September 30, 2009 was due to growth within our industrial liner business, partially offset by declines within our pipe coating businesses.  At this time, we are seeing short-term lulls in availability of large diameter pipe coating projects.  However, we are experiencing sustained market opportunities on a global basis and we expect to see continued positive growth trends for the foreseeable future due to stronger oil, gas and mining commodity markets.

Unrestricted cash increased in the third quarter of 2010 to $98.2 million from $90.1 million at June 30, 2010, primarily as a result of growth in earnings, while growth in working capital resulting from the significant increase in revenues has constrained cash flow.  Unrestricted cash decreased from December 31, 2009 of $106.1 million, due primarily to growth in working capital caused by increased revenue.  However, unrestricted cash increased from September 30, 2009 of $90.7 million, as a result of growth in earnings, partially offset by increased working capital.

Insituform Technologies, Inc. is a worldwide leader in global pipeline protection.  Insituform provides proprietary technologies and services for rehabilitating sewer, water and energy and mining piping systems and the corrosion protection of industrial pipelines.  More information about Insituform can be found on its internet site at www.insituform.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission on March 1, 2010.  In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Insituform has presented certain information in this release excluding certain items that impacted income and diluted earnings per share. The (non-GAAP) earnings per share exclude one or more of the following: the earnings impact of the exclusion of acquisition-related expenses, or the exclusion of Bayou and Corrpro financial information.   Insituform management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows the Company to more accurately compare the Company’s ongoing performance across periods.

Insituform®, the Insituform® logo, InsituMain™, United Pipeline Systems®, Bayou Companies™ and Corrpro® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer (636) 530-8000

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues	$239,585	$201,852	$668,959	$513,060
Cost of revenues	178,166	148,730	499,661	381,349
Gross profit	61,419	53,122	169,298	131,711
Acquisition-related expenses	(1,700)	(1,600)	(1,700)	6,619
Operating expenses	36,164	37,018	108,790	93,839
Operating income	26,955	17,704	62,208	31,253
Other income (expense):
Interest income	73	120	240	304
Interest expense	(1,940)	(2,327)	(6,204)	(5,804)
Other	71	363	44	655
Total other expense	(1,796)	(1,844)	(5,920)	(4,845)
Income before taxes on income	25,159	15,860	56,288	26,408
Taxes on income	7,934	4,939	17,618	7,684
Income before equity in earnings of affiliated companies	17,225	10,921	38,670	18,724
Equity in earnings of affiliated companies, net of tax	2,792	1,011	5,470	704
Income before discontinued operations	20,017	11,932	44,140	19,428
Loss from discontinued operations, net of tax	(16)	(2,646)	(93)	(3,936)
Net income	20,001	9,286	44,047	15,492
Less: net income attributable to noncontrolling interests	(1,191)	(139)	(999)	(1,003)
Net income attributable to common stockholders	$18,810	$9,147	$43,048	$14,489

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.48	$0.31	$1.11	$0.50
Loss from discontinued operations	(0.00)	(0.07)	(0.01)	(0.10)
Net income	$0.48	0.24	$1.10	0.40
Diluted:
Income from continuing operations	$0.48	$0.30	$1.10	$0.50
Loss from discontinued operations	(0.00)	(0.07)	(0.01)	(0.10)
Net income	$0.48	$0.23	$1.09	$0.40

Weighted average number of shares:
Basic	39,060,076	38,482,480	39,032,698	36,665,437
Diluted	39,419,038	39,026,072	39,387,915	37,095,714

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Nine Months Ended September 30, 2009
	Consolidated Results	Acquisition -related expenses	Results Excluding Acquisition-related expenses	Post- Acquisition Bayou and Corrpro Results	Results Excluding Acquisition-related expenses and Bayou and Corrpro Results

Revenues	$513,060	$–	$513,060	$131,090	$381,970
Cost of revenues	381,349	–	381,349	97,165	284,184
Gross profit	131,711	–	131,711	33,925	97,786
Operating expenses	100,458	(6,619)	93,839	28,502	65,337
Operating income	31,253	6,619	37,872	5,423	32,449
Other income (expense):
Interest income	304	–	304	3	301
Interest expense	(5,804)	–	(5,804)	(28)	(5,776)
Other	655	–	655	595	60
Total other income (expense)	(4,845)	–	(4,845)	570	(5,415)
Income before taxes on income	26,408	6,619	33,027	5,993	27,034
Taxes on income	7,684	2,160	9,844	2,201	7,643
Income before equity in earnings of affiliated companies	18,724	4,459	23,183	3,792	19,391
Equity in earnings of affiliated companies	704	–	704	155	549
Income from continuing operations	19,428	4,459	23,887	3,947	19,940
Loss from discontinued operations, net of tax	(3,936)	–	(3,936)	–	(3,936)
Net income	15,492	4,459	19,951	3,947	16,004
Less: net income attributable to noncontrolling interests	(1,003)	–	(1,003)	–	(1,003)
Net income attributable to common stockholders	$14,489	$4,459	$18,948	$3,947	$15,001

Earnings per share attributable to common stockholders:
Basic:
Income from continuing operations	$0.50		$0.62		$0.68
Loss from discontinued operations	(0.10)		(0.10)		(0.14)
Net income	0.40		0.52		$0.54
Diluted:
Income from continuing operations	$0.50		$0.62		$0.67
Loss from discontinued operations	(0.10)		(0.10)		(0.14)
Net income	$0.40		$0.52		$0.53

Weighted average number of shares:
Basic	36,665,437		36,665,437		27,975,582
Diluted	37,095,714		37,095,714		28,405,859

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
North American Sewer Rehabilitation	$107,347	$94,858	$296,051	$259,049
European Sewer Rehabilitation	15,929	23,152	51,562	62,067
Asia-Pacific Sewer Rehabilitation	8,983	9,811	32,606	22,154
Water Rehabilitation	4,445	4,289	11,770	8,740
Energy and Mining	102,881	69,742	276,970	161,050
Total revenues	$239,585	$201,852	$668,959	$513,060

Gross profit (loss):
North American Sewer Rehabilitation	$24,019	$24,082	$68,276	$64,915
European Sewer Rehabilitation	4,831	6,212	14,081	16,354
Asia-Pacific Sewer Rehabilitation	2,973	2,614	7,665	6,382
Water Rehabilitation	(10)	220	808	(35)
Energy and Mining	29,606	19,994	78,468	44,095
Total gross profit	$61,419	$53,122	$169,298	$131,711

Operating income (loss):
North American Sewer Rehabilitation	$12,006	$10,322	$29,360	$25,844
European Sewer Rehabilitation	1,363	1,095	2,595	2,120
Asia-Pacific Sewer Rehabilitation	690	613	461	2,407
Water Rehabilitation	(497)	(334)	(685)	(2,371)
Energy and Mining(1) (2)	13,393	6,008	30,477	3,253
Total operating income	$26,955	$17,704	$62,208	$31,253
              _________________

(1)	$6.6 million of acquisition and severance costs were included in the operating results of the Energy and Mining segment for the nine months ended September 30, 2009.
(2)
Bayou and Corrpro contributed $5.4 million of operating income to this segment in the nine-month period ended September 30, 2009 during the 222-day period following the Company’s acquisition of Bayou on February 20, 2009 and during the 183-day period following the Company’s acquisition of Corrpro on March 31, 2009.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009

North American Sewer Rehabilitation	$185.1	$206.6	$208.6	$180.9	$183.8
European Sewer Rehabilitation	26.0	22.7	24.7	37.2	40.7
Asia-Pacific Sewer Rehabilitation	81.3	76.0	73.3	57.4	84.5
Water Rehabilitation	5.9	8.8	2.9	7.7	7.5
Energy and Mining	156.3	161.1	187.6	180.2	151.2
Total	$454.6	$475.2	$497.1	$463.4	$467.7

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	September 30, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$98,230	$106,064
Restricted cash	657	1,339
Receivables, net	179,191	147,835
Retainage	25,690	22,656
Costs and estimated earnings in excess of billings	73,157	64,821
Inventories	40,925	32,125
Prepaid expenses and other assets	30,463	27,604
Current assets of discontinued operations	1,189	1,189
Total current assets	449,502	403,633
Property, plant and equipment, less accumulated depreciation	159,338	148,435
Other assets
Goodwill	182,141	180,506
Identified intangible assets, less accumulated amortization	74,453	78,311
Investments in affiliated companies	25,763	27,581
Deferred income tax assets	10,271	11,203
Other assets	5,711	8,827
Total other assets	298,339	306,428
Non-current assets of discontinued operations	4,040	4,283

Total Assets	$911,219	$862,779

Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$157,128	$146,702
Billings in excess of costs and estimated earnings	12,032	12,697
Current maturities of long-term debt, line of credit and notes payable	11,608	12,742
Current liabilities of discontinued operations	311	339
Total current liabilities	181,079	172,480
Long-term debt, less current maturities	94,087	101,500
Deferred income tax liabilities	33,316	31,449
Other liabilities	9,388	12,849
Non-current liabilities of discontinued operations	1,727	979
Total liabilities	319,597	319,257

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000 and 60,000,000; shares issued and outstanding 39,234,350 and 38,933,944	392	389
Additional paid-in capital	249,974	242,563
Retained earnings	329,835	286,787
Accumulated other comprehensive income	3,481	8,313
Total stockholders’ equity before noncontrolling interests	583,682	538,052
Noncontrolling interests	7,940	5,470
Total equity	591,622	543,522

Total Liabilities and Equity	$911,219	$862,779

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income	$44,047	$15,492
Loss from discontinued operations	93	3,936
Income from continuing operations	44,140	19,428
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	22,971	19,966
(Gain) loss on sale of fixed assets	19	(171)
Equity-based compensation expense	5,227	3,603
Deferred income taxes	2,329	641
Dividend received, net of loss from equity in earnings of affiliated companies	940	1,777
Reversal of earnout	(1,700)	(1,600)
Other	(889)	451
Changes in operating assets and liabilities:
Restricted cash	623	(121)
Receivables net, retainage and costs and estimated earnings in excess of billings	(41,455)	(11,707)
Inventories	(8,472)	403
Prepaid expenses and other assets	(2,098)	9,636
Accounts payable and accrued expenses	7,017	(8,889)
Net cash provided by operating activities of continuing operations	28,652	33,417
Net cash provided by (used in) operating activities of discontinued operations	(441)	1,632
Net cash provided by operating activities	28,211	35,049

Cash flows from investing activities:
Capital expenditures	(28,630)	(15,833)
Proceeds from sale of fixed assets	381	916
Proceeds from net foreign investment hedges	–	6,818
Patent expenditures	(1,176)	(1,948)
Purchase of Singapore licensee	(1,257)	–
Purchase of Insituform-Hong Kong and Insituform-Australia	–	(278)
Purchase of Bayou and Corrpro, net of cash acquired	–	(209,714)
Net cash used in investing activities of continuing operations	(30,682)	(220,039)
Net cash provided by investing activities of discontinued operations	–	750
Net cash used in investing activities	(30,682)	(219,289)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax benefit of stock option exercises	2,162	128,204
Proceeds from notes payable	597	–
Principal payments on notes payable	(1,808)	(2,438)
Investments from noncontrolling interests	1,681	–
Distribution to noncontrolling interests	(398)	–
Dividend paid to non-controlling interest	–	(959)
Principal payments on long-term debt	(7,500)	(5,000)
Proceeds from long-term debt	–	50,000
Net cash provided by (used in) financing activities	(5,266)	169,807
Effect of exchange rate changes on cash	(97)	5,775
Net decrease in cash and cash equivalents for the period	(7,834)	(8,658)
Cash and cash equivalents, beginning of period	106,064	99,321
Cash and cash equivalents, end of period	$98,230	$90,663